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Exhibit 5.1

[HOGAN & HARTSON L.L.P. LETTERHEAD]

December 16, 2002

The Board of Directors
The Mills Corporation
1300 Wilson Boulevard
Suite 400
Arlington, Virginia 22209

Ladies and Gentlemen:

        We are acting as counsel to The Mills Corporation, a Delaware corporation (the "Company"), in connection with its registration statement on Form S-3 (SEC File No. 333-88606) filed with the Securities and Exchange Commission (the "Commission") on May 17, 2002, and amended by Amendment No. 1 thereto on July 3, 2002 (as amended, the "Registration Statement"), relating to the public offering of securities of the Company that may be offered and sold by the Company from time to time as set forth in the prospectus dated October 2, 2002 (the "Prospectus"), and as may be set forth from time to time in one or more supplements to the Prospectus. This opinion letter is rendered in connection with the proposed public offering of up to 3,450,000 shares of the Company's 9% Series C Cumulative Redeemable Preferred Stock (the "Series C Preferred Stock"), par value $0.01 per share (the "Shares"), as described in the Prospectus and a prospectus supplement dated December 12, 2002 (the "Prospectus Supplement"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

        For purposes of this opinion letter, we have examined copies of the following documents:

  1.
  An executed copy of the Registration Statement.

  2.
  The Prospectus and the Prospectus Supplement.

  3.
  Executed copy of the Underwriting Agreement, dated December 12, 2002, among the Company, The Mills Limited Partnership and certain Underwriters named therein (the "Underwriting Agreement").

  4.
  The Amended and Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of Delaware on December 11, 2002 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect (the "Certificate of Incorporation").

  5.
  The Bylaws of the Company, as amended, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

  6.
  The Certificate of Designations of Series C Preferred Stock, as filed with the Secretary of State of the State of Delaware on December 16, 2002 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

Board of Directors
The Mills Corporation
December 16, 2002

  7.
  Certain resolutions of the Board of Directors of the Company, adopted at meetings held on April 24, 2002 and December 9, 2002, and the Pricing Committee of the Board of Directors, adopted at a meeting held on December 12, 2002, each as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the establishment of the Series C Preferred Stock, the authorization of the Underwriting Agreement, and the issuance and sale of the Shares and arrangements in connection therewith.

        In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limits contained in the Certificate of Incorporation. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

        This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

        Based upon, subject to and limited by the foregoing, we are of the opinion that, following the issuance of the Shares pursuant to the terms of the Underwriting Agreement and receipt by the Company of the consideration for the Shares as specified in the resolutions of the Pricing Committee of the Board of Directors described in paragraph 7 above, the Shares will be validly issued, fully paid and nonassessable.

        This opinion letter speaks as of the date hereof and has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption "Legal Matters" in the Prospectus and the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                      Very truly yours,

                      /s/ HOGAN & HARTSON L.L.P.

                      HOGAN & HARTSON L.L.P.

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  Exhibit 5.1